COURT APPROVES BUFFETS HOLDINGS, INC. DISCLOSURE STATEMENT

Company to Begin Solicitation of Creditor Approval for Plan of Reorganization

Confirmation Hearing Scheduled for February 3, 2009,
Positioning Buffets to Emerge From Chapter 11 During First Quarter of 2009

EAGAN, MN, December 16, 2008 – Buffets Holdings, Inc. today announced that the U.S. Bankruptcy Court for the District of Delaware has approved the Disclosure Statement filed in connection with the company’s proposed Plan of Reorganization. The Court also authorized Buffets to begin soliciting approval from its creditors for the Plan of Reorganization. With these developments, Buffets remains on schedule to emerge from Chapter 11 protection during the first calendar quarter of 2009.

As previously reported, Buffets expects to emerge from its reorganization with a stronger balance sheet, significantly less debt and greater resources to operate effectively and invest in its business.  Over the past several months, Buffets Holdings has focused its efforts on right-sizing the organization, including streamlining its portfolio of restaurants and reducing operating expenses across the business.

Mike Andrews, Chief Executive Officer of Buffets Holdings, said, “Court approval of the Disclosure Statement and authorization to begin the solicitation of creditor approval of our Plan of Reorganization represents an important step toward emerging from bankruptcy.  We remain on schedule to emerge from Chapter 11 during the first calendar quarter of 2009.”

He continued, “Thanks to the hard work and dedication of our Team Members, Buffets Holdings will be stronger and more financially secure when we emerge from bankruptcy.  We will have substantially less debt and the right level of resources to operate effectively and make investments that ensure we can continue to deliver the highest quality food, service, and value to our guests.”

At a hearing today in Wilmington, Bankruptcy Judge Mary Walrath ruled that Buffets Holdings’ Disclosure Statement was adequate for the purposes of soliciting creditor approval for the Plan of Reorganization.  A confirmation hearing for the Court to consider approval of the Plan of Reorganization has been scheduled for February 3, 2009.  Later this month, Buffets will begin mailing notice of the proposed confirmation hearing and begin the process of soliciting approvals for the Plan of Reorganization from voting creditors.  Assuming the requisite approvals are received and the Court confirms the Plan under the company’s current timetable, Buffets will emerge from Chapter 11 protection during the first calendar quarter of 2009.

The Court today also approved the third amendment to Buffets’ Debtor-in-Possession (DIP) Credit Agreement with its lenders.  On December 9, 2008, Buffets announced that it had executed this amendment, which secures Buffets’ financing through April 30, 2009, with a possible extension to May 31, 2009, and keeps the company on track to exit Chapter 11 protection during the first calendar quarter of 2009.  The amendment also waives breaches under the DIP agreement and makes necessary adjustments to ongoing covenants.  Buffets intends to make a partial prepayment of the DIP facility now that the Court has approved the amendment.

Buffets Holdings, Inc. and all of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code on January 22, 2008. More information about Buffets Holdings’ reorganization is available in the Company Information section of the Company’s Web site at www.Buffet.com. Claims information and court filings, including the proposed Plan of Reorganization and Disclosure Statement, are available at http://chapter11.epiqsystems.com/buf.

About Buffets Holdings

Buffets Holdings is the parent company of Buffets, Inc., the nation’s largest steak-buffet restaurant company, which currently operates 546 restaurants in 38 states, comprised of 536 steak-buffet restaurants and 10 Tahoe Joe’s Famous Steakhouse® restaurants, and franchises 14 steak-buffet restaurants in six states. The restaurants are principally operated under the Old Country Buffet®, HomeTown Buffet®, Ryan’s® and Fire Mountain® brands. Buffets, Inc. employs more than 30,000 team members and serves more than 160 million customers annually. For more information about the Company, please visit our websites at www.Buffet.com and www.Ryansrg.com.

Safe Harbor Statement

The statements contained in this press release that are not historical facts are forward-looking statements, including references to the Company's plans in the context of a bankruptcy reorganization. These and other forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward looking statements. Factors that may cause actual results to differ from the forward-looking statements in general are described in the "Risk Factors / Forward-Looking Statements" section in Buffets Holdings' Form 10-K filed with the Securities and Exchange Commission on September 30, 2008 and Form 10-Q filed with the Securities and Exchange Commission on November 6, 2008. The statements in this release reflect Buffets Holdings' current beliefs based upon available information. Developments subsequent to this release are likely to cause these statements to become outdated, and no obligation is undertaken to update the information.

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